Exhibit 99.1

Diodes Incorporated Reports First Quarter 2026 Financial Results

1Q Revenue Increased over 20% and EPS Up over 100% YoY

Plano, Texas – May 7, 2026 -- Diodes Incorporated (Diodes) (Nasdaq: DIOD) today reported its financial results for the first quarter ended March 31, 2026.

First Quarter Highlights

•
Revenue was $405.5 million, compared to $332.1 million in the first quarter 2025 and $391.6 million in the prior quarter;
•
GAAP gross profit was $128.8 million, compared to $104.7 million in the first quarter 2025 and $121.9 million in the prior quarter;
•
GAAP gross profit margin was 31.8 percent, compared to 31.5 percent in the first quarter 2025 and 31.1 percent in the prior quarter;
•
GAAP net income was $15.0 million, compared to GAAP net loss of $4.4 million in the first quarter 2025 and GAAP net income of $10.2 million in the prior quarter;
•
Non-GAAP adjusted net income was $19.8 million, compared to $8.8 million in the first quarter 2025 and $15.7 million in the prior quarter;
•
GAAP EPS was $0.32 per diluted share, compared to GAAP loss per share of $0.10 per share in the same quarter a year ago and GAAP EPS of $0.22 per diluted share in the prior quarter;
•
Non-GAAP EPS was $0.43 per diluted share, compared to $0.19 per diluted share in the first quarter 2025 and $0.34 per diluted share in the prior quarter;
•
Excluding $6.0 million, net of tax, non-cash share-based compensation expense, both GAAP net income and non-GAAP adjusted net income would have increased by $0.13 per diluted share;
•
EBITDA was $49.4 million, or 12.2 percent of revenue, compared to $26.2 million, or 7.9 percent of revenue in the same quarter a year ago and $41.9 million, or 10.7 percent of revenue in the prior quarter;
•
Achieved $64.3 million cash flow from operations and $32.4 million of free cash flow, including $31.9 million of capital expenditures. Net cash flow was a positive $26.9 million.

Commenting on the results, Gary Yu, President and CEO of Diodes, stated, “Our first quarter revenue grew 22% year-over-year and an above-seasonal 3.5% sequentially, highlighting the solid demand recovery and momentum we are seeing across our key focus areas of automotive, industrial and AI-server related applications. In fact, this quarter is the fifth consecutive quarter of double-digit year-over-year growth and the highest percentage increase since the fourth quarter of 2021. Revenue in Europe led the growth as we continued to benefit from increased opportunities and orders from automotive customers as well as improved demand across broad industrial applications.

“Additionally, gross margin improved 70 basis points sequentially due mainly to the higher revenue contribution from the automotive and industrial markets, which totaled 44% of product revenue, combined with improving utilization. Notably, we delivered an over 100% year-over-year increase in quarterly earnings, clearly demonstrating the operating leverage in our model.

“After formally releasing our 3-year interim financial targets earlier this year, which includes reaching $2 billion in annual revenue, $700 million in gross profit and over $4.00 in non-GAAP EPS, this quarter was a great first step toward executing on these goals. Content expansion, design win momentum and new product introductions will continue to be the cornerstones of our growth initiatives, combined with increased manufacturing and cost efficiencies to further drive margin expansion.”

First Quarter 2026

Revenue for first quarter 2026 was $405.5 million, compared to $332.1 million in the first quarter 2025 and $391.6 million in the prior quarter.

GAAP gross profit for the first quarter 2026 was $128.8 million, or 31.8 percent of revenue, compared to $104.7 million, or 31.5 percent of revenue, in the first quarter 2025 and $121.9 million, or 31.1 percent of revenue, in the prior quarter.

GAAP operating expenses for first quarter 2026 were $109.0 million, or 26.9 percent of revenue, and on a non-GAAP basis were $103.9 million, or 25.6 percent of revenue, which excludes $3.9 million acquisition-related intangible asset cost and $1.1 million of board/officer retirement expense. GAAP operating expenses in the first quarter 2025 were $103.4 million, or 31.1 percent of revenue and $108.7 million, or 27.8 percent of revenue, in the fourth quarter 2025.

First quarter 2026 GAAP net income was $15.0 million, or $0.32 per diluted share, compared to GAAP net loss in the first quarter 2025 of $4.4 million, or a loss of $0.10 per diluted share and GAAP net income in the prior quarter of $10.2 million, or $0.22 per diluted share.

First quarter 2026 non-GAAP adjusted net income was $19.8 million, or $0.43 per diluted share, which excluded, net of tax, $3.2 million of acquisition-related intangible asset amortization cost, $0.9 million of board/officer retirement expense and $0.7 million of loss on investments. This compares to non-GAAP adjusted net income of $8.8 million, or $0.19 per diluted share, in the first quarter 2025 and $15.7 million, or $0.34 per diluted share, in the prior quarter.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
March 31, 2026
Per-GAAP net income	$14,961

Diluted earnings per share (per-GAAP)	$0.32

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,235

Board member/Officer retirement	862

Gain/Loss on Investments	733

Non-GAAP adjusted net income	$19,791

Non-GAAP diluted earnings per share	$0.43

Note: Throughout this release, we refer to “net income/loss attributable to common stockholders” as “net income/loss.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in first quarter 2026 GAAP and non-GAAP adjusted net income was approximately $6.0 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.13 per share for the first quarter 2026, compared to $0.11 for the first quarter 2025 and $0.12 per share in the prior quarter.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the first quarter 2026 was $49.4 million, or 12.2 percent of revenue, compared to $26.2 million, or 7.9 percent of revenue, in the first quarter 2025 and $41.9 million, or 10.7 percent of revenue, in the prior quarter. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For the first quarter 2026, net cash provided by operating activities was $64.3 million. Net cash flow was positive $26.9 million. Free cash flow (a non-GAAP measure) was $32.4 million, which includes $31.9 million of capital expenditures.

Balance Sheet

As of March 31, 2026, the Company had approximately $409 million in cash and cash equivalents, restricted cash, and short-term investments. Total debt (including long-term and short-term) amounted to approximately $55 million and working capital was approximately $891 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and completion of the quarterly review by its independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending March 31, 2026.

Business Outlook

Gary Yu further commented, “For the second quarter of 2026, we expect revenue to be approximately $435 million, plus or minus 3 percent, representing an 18.8 percent increase year-over-year and a 7.3 percent increase sequentially at the mid-point. This quarter will be the sixth consecutive quarter of double-digit year-over-year growth and another above seasonal sequential growth quarter. GAAP gross margin is expected to be 32.8 percent, plus or minus 1 percent. Non-GAAP adjusted EPS is expected to be $0.60, plus or minus $0.10.”

A reconciliation of our forward-looking non-GAAP EPS to the most directly comparable GAAP measures is not provided because such items cannot be reasonably calculated without unreasonable efforts due to the unpredictability of the amounts and timing of events affecting the items we exclude, including acquisition-related intangible asset costs, board member/officer retirements, acquisition-related costs, restructuring costs, gain/loss on investment, non-cash mark-to-market investment adjustments, impairment of equity investment, and other charges.

Conference Call

Diodes will host a conference call on Thursday, May 7, 2026 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its first quarter financial results. Investors and analysts may join the conference call by dialing 1-833-634-2590; international callers may join the teleconference by dialing +1-412-317-6038. A telephone replay of the call will be made available approximately two hours after the call and will remain available until May 14, 2026 at midnight Central Time. The replay number is 1-855-669-9658 with an access code of 9209755 followed by the # key. International callers should dial +1-412-317-0088 and enter the same pass code at the prompt followed by the # key.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of the Company’s website. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of analog and power solutions combined with a flexible hybrid manufacturing model that meet customers’ needs. Our broad range of application-specific products, delivered through a total solutions sales approach and supported by global operations including engineering, testing, manufacturing, and customer service, enable us to be a premier provider for high-growth markets. For more information, visit www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of that for the second quarter of 2026, we expect revenue to be approximately $435 million plus or minus 3 percent; we expect GAAP gross margin to be 32.8 percent, plus or minus 1 percent; and non-GAAP adjusted EPS to be $0.60, plus or minus $0.10. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries. © 2026 Diodes Incorporated. All Rights Reserved.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Gurmeet Dhaliwal	Leanne Sievers
Vice President, Corporate Marketing & IR	President, Investor Relations
P: 408-232-9003	P: 949-224-3874
E: Gurmeet_Dhaliwal@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net sales	$405,467	$332,113
Cost of goods sold	276,675	227,419
Gross profit	128,792	104,694

Operating expenses
Selling, general, and administrative	64,305	58,699
Research and development	40,615	38,627
Amortization of acquisition related intangible assets	3,944	5,824
Loss (gain) on disposal of fixed assets	143	(18)
Other operating expense	20	266
Total operating expense	109,027	103,398

Income from operations	19,765	1,296

Other income (expense)
Interest income	5,445	5,813
Interest expense	(682)	(467)
Foreign currency (loss), net	(3,377)	(183)
Unrealized gain (loss) on investments	2,450	(4,032)
Impairment of equity investments	(1,249)	(5,817)
Other income	91	617
Total other income (expense)	2,678	(4,069)

Income (loss) before income taxes, equity in net earnings of equity investments, and noncontrolling interest	22,443	(2,773)
Income tax provision	4,000	20
Equity in net earnings of equity investments	(2,341)	6
Net income/(loss)	16,102	(2,787)
Less net income attributable to noncontrolling interest	(1,141)	(1,650)
Net income (loss) attributable to common stockholders	$14,961	$(4,437)

Earnings (loss) per share attributable to common stockholders:
Basic	$0.33	$(0.10)
Diluted	$0.32	$(0.10)
Number of shares used in earnings per share computation:
Basic	45,919	46,370
Diluted	46,138	46,370

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2026:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP net income				$14,961

Diluted earnings per share (per-GAAP)				$0.32

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,944		(709)	3,235

Board member/Officer retirement	1,149		(287)	862

Gain/Loss on Investments		1,140	(407)	733

Non-GAAP adjusted net income				$19,791

Diluted shares used in computing earnings per share				46,138

Non-GAAP diluted earnings per share				$0.43

Note: Included in GAAP net income and non-GAAP adjusted net income was approximately $6.0 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.13 per share.

.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2025:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP net loss				$(4,437)

Diluted Loss per share(GAAP)				$(0.10)

Adjustments to reconcile net (loss) to non-GAAP net income:

Amortization of acquisition-related intangible assets	5,824		(1,031)	4,793

Acquisition related cost	171		(36)	135

Restructuring charge	266		(40)	226

Impairment of equity investment		5,817	(968)	4,849

Non-cash mark-to-market investment value adjustments		4,032	(806)	3,226

Non-GAAP adjusted net income				$8,792

Diluted shares used in computing earnings per share				46,440

Non-GAAP diluted earnings per share				$0.19

Note: Included in GAAP net income and non-GAAP adjusted net income was approximately $5.0 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.11 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Board member / Officer retirement – The Company excluded costs related to (1) the retirement of a board member, these costs represent cash payments and the accelerated vesting of previously issued stock awards, (2) the retirement of an officer, these costs represent cash payments and the accelerated vesting of previously issued stock awards. The Company feels it is appropriate to exclude these costs since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

Acquisition related costs – The Company excluded expenses associated with previous acquisitions of that typically consist of advisory, legal and other professional and consulting fees. These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of the acquisition-related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Restructuring charge – The Company recorded restructuring charges related to various locations. These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Gain/Loss on Investment – The Company excluded gains and losses on various investments. The Company believes these amounts are not reflective on the ongoing operations of the Company and exclusion of these items, provides investors an enhanced view of the Company’s operating results.

Non-cash mark-to-market investment adjustments – The Company excluded mark-to-market adjustments on various equity related investments. The Company believes this is not reflective of the ongoing operations and exclusion of this provides investors an enhanced view of the Company’s operating results.

Impairment of equity investment– The Company excluded the impairment on equity investment. The Company believes this is not reflective of the ongoing operations and exclusion of this item provides investors an enhanced view of the Company’s operating results.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the first quarter of 2026 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the first quarter of 2026, FCF was $32.4 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	March 31,
	2026	2025
Net income (loss) (per-GAAP)	$14,961	$(4,437)
Plus:
Interest expense, net	(4,763)	(5,346)
Income tax provision	4,000	20
Depreciation and amortization	35,212	35,918
EBITDA (non-GAAP)	$49,410	$26,155

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$394,062	$367,212
Restricted cash	5,144	5,134
Short-term investments	10,188	9,817
Accounts receivable, net of allowances of $3,959 and $4,095, respectively	304,461	307,055
Inventories	492,761	471,546
Prepaid expenses and other	96,057	96,198
Total current assets	1,302,673	1,256,962
Property, plant, and equipment, net	652,202	649,605
Deferred tax assets	58,287	59,297
Goodwill	182,288	183,437
Intangible assets, net	41,425	45,455
Equity investments	154,656	156,272
Operating lease assets	48,636	38,740
Other long-term assets	57,561	58,332
Total assets	$2,497,728	$2,448,100

Liabilities
Current liabilities:
Line of credit	$30,047	$30,264
Accounts payable	169,198	149,376
Operating lease liabilities, current	12,124	10,666
Accrued liabilities and other	179,591	170,256
Income tax payable	18,771	16,336
Current portion of long-term debt	1,635	1,442
Total current liabilities	411,366	378,340
Long-term debt, net of current portion	23,704	24,224
Deferred tax liabilities	4,859	6,145
Unrecognized tax benefits	23,629	23,454
Operating lease liabilities	37,368	28,890
Other long-term liabilities	45,933	48,638
Total liabilities	546,859	509,691

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000 shares authorized; 55,948 and 55,883 issued; 45,940 and 45,875 outstanding, respectively	37,303	37,259
Additional paid-in capital	544,117	538,087
Retained earnings	1,800,400	1,785,439
Treasury stock, at cost, 10,008 shares	(372,109)	(371,914)
Accumulated other comprehensive loss	(120,305)	(110,747)
Stockholders' equity	1,889,406	1,878,124
Noncontrolling interest	61,463	60,285
Total equity	1,950,869	1,938,409
Total liabilities and stockholders' equity	$2,497,728	$2,448,100